UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2019

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement with Bank of America, N.A., as Administrative Agent

On July 16, 2019 (the “Closing Date”), Flowserve Corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the other lenders party thereto (together, the “Lenders”). The Credit Agreement provides for an $800.0 million unsecured revolving credit facility with a maturity date of July 16, 2024 (the “Senior Credit Facility”). The Senior Credit Facility includes a $750.0 million sublimit for the issuance of letters of credit and a $30.0 million sublimit for swing line loans. The Company has the right to increase the amount of the Senior Credit Facility by an aggregate amount not to exceed $400.0 million, subject to certain conditions, including the Lender approval providing any increase.

On the Closing Date, approximately $75 million was drawn under the Senior Credit Facility to repay all outstanding indebtedness under the Company’s then-existing Credit Agreement dated as of August 20, 2012, as amended, among the Company and Bank of America, N.A., as administrative agent, swing line lender and collateral agent, and the other lenders party thereto (the “Existing Credit Agreement”). The Existing Credit Agreement was an unsecured credit facility providing for a term loan facility with an outstanding balance of $75.0 million immediately prior to the Closing Date and an $800.0 million revolving credit facility. In connection with this repayment, the Company’s outstanding letters of credit under the Existing Credit Agreement were transferred to the Senior Credit Facility, and the Company terminated the Existing Credit Agreement on the Closing Date. Future draws under the Senior Credit Facility will be subject to various conditions, including the absence of defaults under the Credit Agreement.

The interest rates per annum applicable to the Senior Credit Facility (other than in respect of swing line loans) will be LIBOR plus between 1.000% to 1.750% depending on the Company’s debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or, at the option of the Company, the Base Rate (as defined in the Credit Agreement) plus between 0.000% to 0.750% depending on the Company’s debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. As of the Closing Date, the initial interest rate on the Senior Credit Facility was LIBOR plus 1.375% in the case of LIBOR loans and the Base Rate plus 0.375% in the case of Base Rate loans. Beginning on the Closing Date, a commitment fee will be payable quarterly in arrears on the daily unused portions of Senior Credit Facility. The commitment fee will be between 0.090% and 0.300% of unused amounts under the Senior Credit Facility depending on the Company’s debt rating by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services.

The Credit Agreement includes customary representations and warranties, affirmative and negative covenants, and events of default, including maintenance of consolidated leverage ratios and interest coverage. Upon an event of default, the Lenders have the right to declare all outstanding loans immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated therein, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosures required by this Item 1.02 are incorporated herein by reference to the disclosures set forth above under Item 1.01 regarding the termination of the Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are incorporated herein by reference to the disclosures contained under Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated July 16, 2019, among Flowserve Corporation, Bank of America, N.A., as swing line lender, letter of credit issuer and administrative agent, and the other lenders referred to therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: July 19, 2019	By:	/S/ R. SCOTT ROWE
R. Scott Rowe
President and Chief Executive Officer